Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 2, 2026, relating to the consolidated financial statements of Spring Valley Acquisition Corp. II as of December 31, 2025 and 2024 and for the years then ended (which includes an explanatory paragraph relating to Spring Valley Acquisition Corp. II’s ability to continue as a going concern), which is contained in the Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 9, 2026